EXHIBIT 4.6

THIS DEBENTURE IS A SECURITY THAT HAS NOT BEEN REGISTERED FOR SALE UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND
MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH
REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE
RESPECTIVE RULES AND REGULATIONS THEREUNDER.

PAYSTAR COMMUNICATIONS CORPORATION

14% CONVERTIBLE DEBENTURE
$25,000 MINIMUM

$               Date:  ____________, 2001
Maturity Date:  _______________2003_____________________

1.  Obligation.  For Value received PayStar Communications Corporation, a
Nevada Corporation (herein called the "Company"), promises to pay to
___________________________________________ (the "Holder") or order the sum of
_______________________________________________ together with interest at the rate of 14% per annum from the date hereof until paid.  Interest is payable quarterly commencing on _______________, 2001 and continuing quarterly thereafter until the whole of the Debenture is paid in full.  Principal and all accrued and unpaid interest shall be payable at maturity on
________________, 2003.  There shall be no prepayment penalty.

1.1.  Repayment and Registration.  Both principal and interest are payable to the holder in lawful money of the United States of America at
_____________________________________________________________________.

The obligations of Company under this Debenture shall be registered as to both principal and interest and any transfer of any obligation hereunder may be accomplished only through the surrender of this instrument and the reissuance by the Company hereunder to the new holder (i.e. Payee) of a new Debenture;
the right of the principal and stated interest of this Debenture may be transferred only through a book-entry system plus a complete reissuance of a new Debenture under the procedures outlined above.  The Holder has no right to make the Company file a registration statement in connection with either this
Debenture or the shares, if the Debenture is converted.

1.2.  Payment.  Principal and interest on the Debenture will be payable from, and the Debenture may be presented for transfer and exchange, at the accounting office of the Company in Lodi, California.  No service charge will be made for any registration or transfer of this Debenture including payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

1.3.  Transfer.  Notwithstanding the foregoing, the Company may refuse to register the transfer, exchange or encumbrance of any Debenture presented for such purpose without receiving either (i) evidence satisfactory to the Company that such transfer, exchange or encumbrance has been registered under the
Securities Act of 1933, as amended, as well as any applicable state, blue sky or securities laws, or (ii) an opinion of counsel satisfactory to the Company to the effect that there exists an available exemption for such transfer, exchange or encumbrance under such Act and such blue sky laws.
2.  Conversion and Purchase Rights.  The Holder of this Debenture shall have the right from and after one year from the date hereof, and within the twelve
(12) months thereafter, to convert any portion of this Debenture up to the maximum allowed as in Paragraph 2.1 into fully paid and nonassessable shares of Common Stock of Company.  Upon the surrender hereof, accompanied by such
Holder's written request for conversion, Company shall pay within 30 days all interest accrued hereon to the date of conversion and issue and deliver to such Holder certificates evidencing such shares of stock as hereinafter set forth.  If a portion is converted, Company shall deliver to the Holder a certificate for the proper number of shares of stock for the portion converted and a new Debenture in the form hereof for the balance of the principal amount hereof.  Upon transfer of this Debenture, the then unexercised conversion or purchase rights set forth in this Paragraph 2 shall inure to the transferees in proportion to their respective interests in remaining principal, or as
Holder shall allocate said conversion or purchase rights.

2.1.  Conversion Price.  The principal amount of this Debenture is convertible into Common Stock at $2.00 per share.

2.2.  Adjustment of Conversion Terms.  If the Company shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of its Common Stock to its stockholders, the number of Shares convertible pursuant to this Debenture immediately prior to such subdivision shall be proportionately increased in each instance, and if the Company shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of
Shares convertible pursuant to this Note immediately prior to such combination shall be proportionately decreased in each instance.

          Whenever the number of shares of Common Stock convertible pursuant to this Debenture is required to be adjusted as provided in the above paragraph, the exercise price shall be adjusted (to the nearest cent) in each instance by multiplying such conversion price per share immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so convertible immediately thereafter.

          In case the Company shall, at any time prior to the expiration date of  the Debenture and prior to the conversion thereof, offer to the holders of it Common Stock any right to subscribe for additional shares of any class of the Company, then the Company shall give written notice thereof to the registered holders of the Debenture not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date fixed for the determination of stockholders entitled to such subscription rights.
Such notice shall specify the date as to which the books shall be closed or record date be fixed with respect to such offer or subscription, and the right of the holders to participate in such off or subscription shall terminate if the Debenture shall not be converted before the date of such closing of the books or such record date.

          If the Company shall take any action affecting the shares of its
Common Stock, other than that action described in this Debenture, which, in the opinion of the Company would materially affect the rights of the holders of the Debenture or the conversion price per shares of Common Stock convertible shall be adjusted in each instance and at such time as the Company
, in good faith, may determine to be equitable under the circumstances.  The adjustments determined by the Company shall be final, binding and conclusive.

          Any changes or adjustments in the number of shares of Common Stock convertible or in the conversion price of the Debenture, as required or authorized by this section, shall be made with respect to all authorized
Debentures whether or not they have yet been issued or outstanding at the time of the occurrence of the circumstances leading to such change or adjustment.

2.3.  Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any conversion or purchase hereunder but in lieu of such fractional shares Company shall make a cash payment therefore upon the basis of the Conversion Price then in effect.

2.4.  Authorized Shares.  Company covenants that during the period the conversion or purchase rights exist, Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of this Debenture.  Company agrees that its issuance of this Debenture shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Debenture or purchase of shares pursuant hereto.

2.5.  Method of Conversion.  This Debenture may be converted by the Holder in whole or in part by the surrender of this Debenture at the principal office of the Company. Upon partial exercise hereof, a new Debenture containing the same date and provisions of this Debenture shall be issued by the Company to said
Holder for the remaining principal balance and the number of shares of Common
Stock with respect to which this Debenture shall not have been converted.

3.  Default.  The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") by the Company hereunder:

3.1.  The Company defaults in the payment of interest on this Debenture when the same becomes due and payable, and the default continues for a period of ten (10) days after notice is given by the Holder to the Company of the failure to make such payment;

3.2.  The Company defaults in the payment of principal on this Debenture when the same becomes due and payable, and the default continues for a period of ten (10) days after notice is given by the Holder to the Company of the failure to make such payment;

3.3.  The Company fails to comply with any of its other material agreements contained in this Debenture, and the default continues for a period of thirty
(30) days after notice is given by the Holder to the Company of the default;

3.4.  The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or commences a voluntary case or proceeding, or consents to the institution of bankruptcy or insolvency proceedings against it, or a court of competent jurisdiction shall enter a judgment, decree or order for relief against the Company in any involuntary case or proceeding or under any bankruptcy law which judgment, decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days.

4.  Remedies.  If the Company shall be in default under this Debenture the
Holder shall have all rights at law or in equity to remedy the default.

5.  No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a
Debenture waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Debenture.
6.  Acceleration.  If an Event of Default described above occurs and is continuing, the Holder may, by written notice to the Company, declare to be due and payable immediately all principal and outstanding interest on this
Debenture.

7.  Notices.  All notices referred to in this Debenture shall be in writing, and shall be sent by certified or registered mail, return receipt requested, and if to the Company at its then corporate accounting offices in Lodi,
California and if to the Holder to his, her or its address as set forth in the books and records of the Company.

8.  Reports.  Provided that the Debentures are outstanding, the Company shall provide each Holder with any and all reports, including financial reports, which it provides to shareholders, in the same manner and at the same time.

9.  Waiver.  The failure of any party to enforce any of the terms and provisions hereof, or the failure to declare a default hereunder shall apply only in the particular instance, and shall not operate as a continuing waiver.

10.  Benefit.  This Debenture shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that this Debenture, and all rights hereunder, shall not be assigned by the
Holder without compliance with all federal and state securities laws and the provisions of any legend on this Debenture.

11.  Construction.  The laws of the State of California shall govern the construction of this Debenture and the rights and duties of the parties hereto.

IN WITNESS WHEREOF, this Debenture has been duly executed the day and year first set forth above.

PAYSTAR COMMUNICATIONS CORPORATION
a Nevada, Corporation

By  _______________________________
      _______________, Its _____________